Exhibit 3.1

ARTICLES OF ASSOCIATION

of

SELINA HOSPITALITY PLC

(THE “COMPANY”)

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

(Adopted by special resolution on 27 January 2022)

Contents

Clause		Page

1	Exclusion of model articles (and any other prescribed regulations)	1

2	Defined terms	1

3	Liability of members	10

4	Directors’ general authority	10

5	Members’ reserve power	10

6	Directors may delegate	10

7	Committees	10

8	Directors to take decisions collectively	11

9	Calling a directors’ meeting	11

10	Participation in directors’ meetings	11

11	Number of directors and quorum for directors’ meetings	12

12	Chairing directors’ meetings	12

13	Voting at directors’ meetings: general rules	12

14	Alternates voting at directors’ meetings	13

15	Proposing directors’ written resolutions	13

16	Adoption of directors’ written resolutions	13

17	Directors’ discretion to make further rules	14

18	Methods of appointing directors	14

19	Termination of director’s appointment	16

20	Directors’ remuneration	17

21	Directors’ expenses	17

22	Appointment and removal of alternates	17

23	Rights and responsibilities of alternate directors	18

24	Termination of alternate directorship	18

25	Secretary	18

26	Annual general meetings	19

27	Organisation of general meetings	19

28	Members’ Resolutions	20

29	Simultaneous attendance and participation by electronic facilities	20

30	Notice of general meetings	20

31	Attendance and speaking at general meetings	21

32	Quorum for general meetings	22

33	Chairing general meetings	22

34	Attendance and speaking by directors and non-members	23

Clause		Page

35	Resolutions at the general meeting	23

36	Voting: general	23

37	Errors and disputes	24

38	Demanding a poll	24

39	Procedure on a poll	25

40	Content of proxy notices	25

41	Delivery of proxy notices	26

42	Amendments to resolutions	26

43	No voting of shares on which money owed to company	27

44	Class meetings	27

45	Pre-emption rights	27

46	Powers to issue different classes of Share	28

47	Payment of commissions on subscription for shares	28

48	Anti-Dilution Protection	28

49	Company not bound by less than absolute interests	30

50	Certificates to be issued except in certain cases	30

51	Contents and execution of share certificates	31

52	Consolidated share certificates	31

53	Replacement share certificates	32

54	Uncertificated shares	32

55	Share warrants	33

56	Company’s lien over partly paid shares	34

57	Enforcement of the Company’s lien	35

58	Call notices	36

59	Liability to pay calls	36

60	When call notice need not be issued	36

61	Failure to comply with call notice: automatic consequences	37

62	Notice of intended forfeiture	37

63	Directors’ power to forfeit shares	38

64	Effect of forfeiture	38

65	Procedure following forfeiture	38

66	Surrender of shares	39

67	Transfers of certificated shares	39

68	Transfer of uncertificated shares	40

69	Permitted transfers	40

70	Compulsory transfers	41

71	Right of First Offer	42

72	Tag-Along Rights	44

Clause		Page

73	Drag-Along Rights	45

74	Procedure for disposing of fractions of shares	47

75	Procedure for declaring dividends	47

76	Calculation of dividends	48

77	Payment of dividends and other distributions	50

78	Deductions from distributions in respect of sums owed to the Company	50

79	No interest on distributions	51

80	Unclaimed distributions	51

81	Non-cash distributions	51

82	Waiver of distributions	52

83	Liquidation Preference	52

84	Authority to capitalise and appropriation of capitalised sums	53

85	Means of communication to be used	54

86	Failure to notify contact details	54

87	Company seals	55

88	Destruction of documents	55

89	No right to inspect accounts and other records	56

90	Provision for employees on cessation of business	57

91	Indemnity	57

92	Insurance	57

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1	Exclusion of model articles (and any other prescribed regulations)

No regulations or articles set out in any statute, or in any statutory instrument or other subordinate legislation made under any statute, concerning companies (including the regulations in the Companies (Model Articles) Regulations 2008 (SI 2008/3229)) shall apply as the articles of the Company. The following shall be the articles of association of the Company.

2	Defined terms

2.1	In the articles, unless the context requires otherwise:

166 2ND LLC means 166 2nd LLC, a limited liability company formed under the laws of Delaware whose office is at 115 W. 18th St., New York, NY 10011, and any Permitted Transferee to whom it transfers the majority of its Series C Shares;

Accepting Shareholder has the meaning given in article 72.5;

Acting in Concert has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers (as amended from time to time);

Adoption Date means the date on which these articles are adopted by the Company;

Affiliate means, with respect to any person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, with respect to an Investor and without limitation, any general partner, managing member, officer or director of such Investor or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Investor;

alternate or alternate director means any person appointed as an alternate director in accordance with article 22;

Anti-Dilution Shares means the Series B Anti-Dilution Shares or the Series C Anti-Dilution Shares or the Series D Anti-Dilution Shares, as applicable;

appointor has the meaning given in article 22;

articles means these articles of association as altered from time to time and “article” shall be construed accordingly;

Asset Sale means the direct or indirect disposal by the Company, including by exclusive license or non-exclusive license or the entry into a contractual joint venture, in one transaction or as a series of transactions, of all or substantially all or a material portion of the business, assets or undertakings of the Group Companies, taken as a whole, in each case other than pursuant to an intra-group reorganisation;

Available Profits means profits legally available for distribution;

Auditors means the auditors of the Company from time to time;

bankruptcy includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

Board means the board of directors of the Company;

Bonus Issue or Reorganisation means any return of capital, bonus issue of shares or other securities of the Company by way of capitalisation of profits or reserves or any consolidation or sub-division or any repurchase or redemption of shares or any variation in the subscription price or conversion rate applicable to any other outstanding shares of the Company, in each case other than shares issued as a result of certain events as agreed in writing between the members;

Business Day means a day (other than a Saturday or Sunday) on which banks in the Cayman Islands, the City of London, New York City and Mexico are open for ordinary banking business;

call has the meaning given in article 58;

call notice has the meaning given in article 58;

Called Shares has the meaning given in article 73.2;

Called Shareholders has the meaning given in article 73.1;

certificate means a paper certificate (other than a share warrant) evidencing a person’s title to specified shares or other securities;

certificated in relation to a share, means that it is not an uncertificated share or a share in respect of which a share warrant has been issued and is current;

chairman means any person appointed as chairman in accordance with article 12;

chairman of the meeting has the meaning given in article 33;

Change of Control means any of: (a) the direct or indirect acquisition, in one transaction or as a series of transactions, by a third party of: (i) more than 50% of the issued share capital of the Company, or (ii) the right to appoint, replace and remove a majority of the directors, (b) the direct or indirect sale, in one transaction or as a series of transactions, of all or substantially all of the business, assets or undertaking of the Company other than pursuant to an intra-group reorganisation, or (c) the direct or indirect consummation of a merger or consolidation of the Company with or into another entity (except where such consolidation or merger results in at least 50% of the voting rights in the share capital of the Company being retained by members who held at least 50% of the voting rights in the share capital of the Company immediately prior to such merger or consolidation) (other than certain transactions entered into by the Company as agreed in writing with the members);

clear days means, in relation to a period of notice, that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

Colony Cayman means Gomez Cayman SPV Limited, with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

Colony Investors means Colony Mexico and Colony Cayman;

Colony Mexico means Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria, solely and exclusively as trustee under the irrevocable trust agreement identified with number F/1900;

Colony Mexico Subscription Price means the subscription price paid or credited as paid up on Colony Mexico’s Selina C Shares;

Colony Put/Call Agreement means the put and call option agreement entered into between, among others, Colony Mexico, Selina Mexico and the Company, as amended from time to time;

Companies Acts means the Companies Acts (as defined in section 2 of the Companies Act 2006), in so far as they apply to the Company;

Company Shares means the ordinary shares, the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares;

Company’s lien has the meaning given in article 56;

Controlling Interest means an interest in shares giving to the holder or holders control of the Company within the meaning of section 1124 of the Corporation Taxes Act 2010;

Designated Additional Series C Investor means a Series C Shareholder to whom articles 13.3(b), 18.7 and 36.2 apply, as agreed in writing between the Series C Shareholder and the Founders;

director means a director of the Company, and includes any person occupying the position of director, by whatever name called;

distribution recipient has the meaning given in article 77;

document includes, unless otherwise specified, any document sent or supplied in electronic form;

Drag Along Notice has the meaning given in article 73.2;

Drag Along Option has the meaning given in article 73.1;

Employee Benefit Trust means any person established, or who holds shares, for the purpose of establishing or facilitating transactions in shares between, and/or the acquisition of shares by, bona fide employees or former employees of any member of the Group;

electronic form has the meaning given in section 1168 of the Companies Act 2006;

Exercising Investor means any Series B Exercising Investor or Series C Exercising Investor or Series D Exercising Investor, as applicable;

Exercising ROFO Members has the meaning given article 71.6;

Exit Transaction means a liquidation of the Company, Share Sale, Asset Sale, or any other transaction or series of transactions which results in a Change of Control;

Family Trusts means as regards any particular individual member or deceased or former individual member, trusts (whether arising under a settlement, declaration of trust or other instrument by whomsoever or wheresoever made or under a testamentary disposition or on an intestacy) under which no immediate beneficial interest in any of the shares in question is or could become vested in any person other than the individual and/or Privileged Relations of that individual and so that for this purpose a person shall be considered to be beneficially interested in a share if such share or the income thereof is liable to be transferred or paid or applied or appointed to or for the benefit of such person or any voting or other rights attaching thereto are exercisable by or as directed by such person pursuant to the terms of the relevant trusts or in consequence of an exercise of a power or discretion conferred thereby on any person or persons;

Founder Directors has the meaning given in article 18.3;

Founders means Rafael Museri and Daniel Rudasevski;

Fully Diluted Basis means the issued and outstanding share capital of the Company after giving effect to the exercise of all rights over the capital of the Company (including the exchange rights pursuant to the Put/Call Agreements, the exercise of any options pursuant to the Share Option Plan, the rights to subscribe for shares in the Company pursuant to any warrant instruments, and the right to convert Mexico Notes and New Money Notes into shares in the Company);

fully paid in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

Fund Manager means (i) a person whose principal business is to make, manage or advise upon investments in securities; or (ii) in the case of 166 2nd LLC only, the individual owners of 166 2nd LLC as at 27 March 2018;

Group means the Company and its subsidiaries from time to time, and Group Company shall be construed accordingly;

hard copy form has the meaning given in section 1168 of the Companies Act 2006;

holder in relation to shares means the person whose name is entered in the register of members as the holder of the shares, or, in the case of a share in respect of which a share warrant has been issued (and not cancelled), the person in possession of that warrant;

Holding Company means a newly formed holding company, pursuant to which the membership, pro rata shareholdings and classes of shares comprised in such holding company matches that of the Company immediately prior to the transfer of the issued share capital of the Company to such holding company;

Individual Holding Company means any body corporate which is, for the time being, wholly owned by a member who is an individual;

instrument means a document in hard copy form;

Investors means (a) the Lead Investors, and (b) any other person to whom any Lead Investor transfers its shares in the Company or Selina Mexico (as applicable) in accordance with these articles and terms agreed in writing between the members;

Investor Director means a director appointed by the Colony Investors, 166 2nd LLC or the Designated Additional Series C Director in accordance with article 18.5, article 18.6 or article 18.7 (as applicable);

Lead Investors means the Colony Investors, 166 2nd LLC, Gigi Levy Weiss and the holders of Series C Shares from time to time;

lien enforcement notice has the meaning given in article 57;

Majority Member Consent means the approval of the holders of more than 50% of the voting rights in the share capital of the Company;

member has the meaning given in section 112 of the Companies Act 2006;

Member of the same Fund Group means if the member is a fund, limited liability company, limited partnership, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an Investment Fund) or a nominee of that person: (a) any participant or partner in, or member of, any such Investment Fund or the holders of any unit trust which is a participant or partner in, or member of, or controlled by or under common control with, any Investment Fund (but only in connection with the dissolution of such Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business); (b) any Investment Fund managed by that Fund Manager or any of the undertakings listed in sub-clause (c) below; (c) any Parent Undertaking or Subsidiary Undertaking of that Fund Manager, or any Subsidiary Undertaking of any Parent Undertaking of that Fund Manager; or (d) any trustee, nominee or custodian of such Investment Fund and vice versa;

Member of the same Group means as regards any company, a company which is from time to time a Parent Undertaking or a Subsidiary Undertaking of that company or a Subsidiary Undertaking of any such Parent Undertaking;

Mexico Note Instrument means the convertible loan note instrument constituting the Mexico Notes;

Mexico Notes means the 10% fixed rate secured convertible redeemable loan notes due 2023 issued by Selina Mexico on or after the Adoption Date, including any Additional Notes (as defined in the Mexico Note Instrument);

New Money Investor Director means a director appointed by any of the New Money Investors, or the New Money Investors acting together, in accordance with the articles;

New Money Investors means the Colony Investors, 166 2nd LLC and Dekel Development Holding S.A.;

New Money Note Instrument means the convertible loan note instrument constituting the New Money Notes, entered into by the Company;

New Money Notes means the 10% fixed rate convertible redeemable loan notes due 2023 constituted by the New Money Note Instrument including any Additional Notes (as defined in the New Money Note Instrument);

New Securities means any shares or other securities convertible into, or carrying the right to subscribe for, shares issued by the Company (other than shares or securities issued as a result of the events set out in article 48.1);

New Shareholder has the meaning given in article 73.11;

Option Shares means those ordinary shares issued pursuant to the exercise of an option granted under the Share Option Plan;

ordinary resolution has the meaning given in section 282 of the Companies Act 2006;

ordinary shareholders means the holders of ordinary shares from time to time;

ordinary shares means the voting ordinary shares of $0.01 each in the capital of the Company having the rights set out in these articles (for the avoidance of doubt, including the Option Shares but excluding the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares);

paid means paid or credited as paid;

participate, in relation to a directors’ meeting, has the meaning given in article 10;

partly paid in relation to a share means that part of that share’s nominal value or any premium at which it was issued has not been paid to the Company;

Permitted Transfer means a transfer of shares in accordance with article 69;

Permitted Transferee means:

(a)	in relation to a member who is an individual, any of his Privileged Relations or Trustees or his Individual Holding Company or an Employee Benefit Trust;

(b)	in relation to a member which is an undertaking (as defined in section 1161(1) of the Companies Act 2006), any Member of the same Group;

(c)	in relation to an Investor

(i)	to any Member of the same Group or any Member of the same Fund Group; or

(ii)	to any nominee of that Investor within its group;

(d)	in relation to Or Bokobza, any of Elam Giladi, Omri Klinger and/or Hadar Landau;

(e)	in relation to each shareholder other than Dekel Development Holding S.A. and 166 2nd LLC, as agreed in writing between the members; and

(f)	in relation to any Series C Shareholder, as agreed in writing with the Company prior to 9 April 2019;

Privileged Relation means, in relation to a member who is an individual member or deceased member, a spouse, civil partner (as defined in the Civil Partnership Act 2004), child or grandchild (including step or adopted or illegitimate children and their issue);

Profuturo means Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero (acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/2627);

Profuturo Put/Call Agreement means the put and call option agreement entered into between Selina Mexico, Selina One, the Company and Profuturo on or before 10 June 2019, as amended from time to time;

Profuturo Subscription Price means the subscription price paid or credited as paid up on Profuturo’s Selina C Shares;

Pro Rata Portion means, with respect to any Exercising ROFO Member, on the date of the Transfer Notice, the number of shares in the capital of the Company equal to the product of (a) the total number of Sale Shares and (b) a fraction determined by dividing (x) the number of Company Shares owned by such Exercising ROFO Member (which, in the case of Colony Cayman, shall be calculated as if the put option under the Colony Put/Call Agreement had been exercised by Colony Mexico) by (y) the total number of Company Shares owned by all of the Exercising ROFO Members;

Proposed Purchaser means a proposed purchaser of shares in the capital of the Company who at the relevant time has made an offer on arm’s length terms;

Proposed Sale Date has the meaning given in article 72.3;

Proposed Sale Notice has the meaning given in article 72.3;

Proposed Sale Shares has the meaning given in article 72.3;

Proposed Seller means any person proposing to transfer any shares in the capital of the Company;

Proposed Transfer has the meaning given in article 72.1;

proxy notice has the meaning given in article 40;

Put/Call Agreements means the Colony Put/Call Agreement and the Profuturo Put/Call Agreement;

Relevant Qualifying Issue means a Series B Qualifying Issue or Series C Qualifying Issue or Series D Qualifying Issue, as applicable;

Relevant Subscription Price means the Series B Subscription Price or the Series C Subscription Price or the Series D Subscription Price, as applicable;

ROFO Acceptance Notice has the meaning given in article 71.6;

ROFO Offer has the meaning given in article 71.5;

ROFO Offer Period has the meaning given in article 71.6;

ROFO Offer Price has the meaning given in article 71.6;

Sale Shares has the meaning given in article 71.1;

secretary means the secretary of the Company or, if there are joint secretaries, any of the joint secretaries and includes an assistant or deputy secretary and any person appointed by the board to perform any of the duties of the secretary of the Company;

Securities Seal has the meaning given in article 51;

Seller has the meaning given in article 71.1;

Sellers’ Shares has the meaning given in article 73.1;

Selling Shareholders has the meaning given in article 73.1;

Selina C Shares means the series C shares in the capital of Selina Mexico with no expression of par value;

Selina Mexico means Selina Hospitality Operations Mexico, S.A. de C.V., a corporation registered in Mexico with registration number FME- N- 2017046910, whose registered office is at Calle Retorno Cazón 37 sm03 mz18 lt 12 Cancún Quintana Roo;

Series A Shares means the series A voting ordinary shares of $0.01 each in the capital of the Company having the rights set out in the articles;

Series B Anti-Dilution Shares has the meaning given in article 48.1;

Series B Exercising Investor means any holder of Series B Shares who exercises its rights to acquire Series B Anti-Dilution Shares in accordance with article 48.1;

Series B Qualifying Issue has the meaning given in article 48.1;

Series B Shares means the series B voting ordinary shares of $0.01 each in the capital of the Company having the rights set out in the articles;

Series B Shareholder means a holder of Series B Shares;

Series B Subscription Price means the subscription price paid or credited as paid up on a Series B Share, including amounts paid by way of premium, by such holder of the Series B Share;

Series C Anti-Dilution Shares has the meaning given in article 48.1;

Series C Exercising Investor means any holder of Series C Shares who exercises its rights to acquire Series C Anti-Dilution Shares in accordance with article 48.1;

Series C Qualifying Issue has the meaning given in article 48.1;

Series C Shares means the series C voting ordinary shares of $0.01 each in the capital of the Company having the rights set out in the articles;

Series C Shareholder means a holder of Series C Shares;

Series C Subscription Price means the subscription price paid or credited as paid up on a Series C Share, including amounts paid by way of premium, by such holder of the Series C Share;

Series D Anti-Dilution Shares has the meaning given in article 48.1;

Series D Shares means the series D voting ordinary shares of $0.01 each in the capital of the Company having the rights set out in the articles;

Series D Qualifying Issue has the meaning given in article 48.1;

Series D Subscription Price means the subscription price paid or credited as paid up on a Series D Share, including amounts paid by way of premium, by such holder of the Series D Share;

shares means shares in the Company;

Share Option Plan means the management and employee stock option plan that was approved by the directors in July 2017 and adopted by the Company;

Share Sale means the direct or indirect sale of (or the grant of a right to acquire or to dispose of) the entire issued share capital of the Company (in one transaction or as a series of transactions), except where following completion of the sale the shareholders and the proportion of shares held by each of them are the same as the shareholders and their shareholdings in the Company immediately prior to the sale;

Special Dividend has the meaning given in article 76.3;

Special Liquidation Preference has the meaning given in article 83.1;

special resolution has the meaning given in section 283 of the Companies Act 2006;

Subsidiary, Subsidiary Undertaking and Parent Undertaking have the respective meanings set out in sections 1159 and 1162 of the Companies Act 2006;

Transfer Notice means the notice to be provided by a member who proposes to transfer any share in the Company. This notice shall specify:

(a)	the number and class of shares to be transferred; and

(b)	any other material terms and conditions pursuant to which the member proposes to transfer the shares;

transmittee means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law;

Trustees means in relation to a member, means the trustee or the trustees of a Family Trust or a private interest foundation whose beneficiaries include only the member and his Privileged Relations;

uncertificated in relation to a share means that, by virtue of legislation (other than section 778 of the Companies Act 2006) permitting title to shares to be evidenced and transferred without a certificate, title to that share is evidenced and may be transferred without a certificate; and

writing means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2.2

Unless the context otherwise requires, other words or expressions contained in these articles bear the same meaning as in the Companies Act 2006 as in force on the date when these articles become binding on the Company.

3	Liability of members

3.1	The liability of the members is limited to the amount, if any, unpaid on the shares in the Company held by them.

PART 2

DIRECTORS

DIRECTORS’ POWERS AND RESPONSIBILITIES

4	Directors’ general authority

Subject to the articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

5	Members’ reserve power

5.1	The members may, by special resolution, direct the directors to take, or refrain from taking, specified action.

5.2	No such special resolution invalidates anything which the directors have done before the passing of the resolution.

6	Directors may delegate

6.1	Subject to the articles, the directors may delegate any of the powers which are conferred on them under the articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions,

as they think fit.

6.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

6.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

7	Committees

7.1

Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

7.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

8	Directors to take decisions collectively

Decisions of the directors may be taken:

(a)	at a directors’ meeting, or

(b)	in the form of a directors’ written resolution.

9	Calling a directors’ meeting

9.1	Any director may call a directors’ meeting.

9.2	The Company secretary must call a directors’ meeting if a director so requests.

9.3	A directors’ meeting is called by giving notice of the meeting to the directors.

9.4	Notice of a directors’ meeting must be given to each director, but need not be in writing.

9.5

Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company not more than seven days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

9.6

Notice of a meeting of the Board shall be delivered to all directors at least seven days before the meeting to the director’s address that was given to the Company in advance, and it shall state the time of the meeting and the place where it will convene, how it is proposed that directors should communicate with each other during the meeting (if it is anticipated that directors participating in the meeting will not be in the same place), as well as reasonable details on all the subjects on the agenda. Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

10	Participation in directors’ meetings

10.1	Subject to the articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the articles, and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

10.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

10.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

10.4

If all the directors participating in a meeting of the directors are not physically in the same place, the meeting shall be deemed to take place where the largest group of participators in number is assembled. In the absence of a majority, the location of the chairman (as appointed by the Board) shall be deemed to be the place of the meeting. The Board may hold meetings by use of any means of communication, on the condition that all participating directors can hear each other and can be heard at the same time.

11	Number of directors and quorum for directors’ meetings

11.1	Unless otherwise determined by ordinary resolution, the number of directors shall not be less than five, one of which shall be an Investor Director, and shall not be subject to any maximum number.

11.2	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

11.3

The quorum for directors’ meetings may be fixed from time to time by a decision of the directors and unless otherwise fixed it is a majority of directors. If such a quorum is not present within half an hour from the time appointed for a meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the directors present at such meeting and the Investor Director. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall be dissolved.

11.4	If the total number of directors is less than five the directors must not take any decision other than a decision to appoint further directors in accordance with article 18.

12	Chairing directors’ meetings

12.1	The directors may appoint a director to chair their meetings.

12.2	The person so appointed for the time being is known as the chairman.

12.3	The directors may appoint other directors as deputy or assistant chairman to chair directors’ meetings in the chairman’s absence.

12.4	The directors may terminate the appointment of the chairman, deputy or assistant chairman at any time.

12.5

If neither the chairman nor any director appointed generally to chair directors’ meetings in the chairman’s absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

12.6	If the numbers of votes for and against a proposal are equal, the chairman or other director chairing the meeting shall not have a second or casting vote.

13	Voting at directors’ meetings: general rules

13.1	Subject to the articles, a decision is taken at a directors’ meeting by a majority of the votes of the participating directors.

13.2

Subject to the articles, each director participating in a directors’ meeting has one vote, except that at every directors’ meeting, the Founder Directors present shall have the right to an aggregate number of votes which is one vote greater than the number of votes capable of being cast by all other directors.

13.3

Subject to the articles, if a director has an interest in an actual or proposed transaction or arrangement with the Company that director and that director’s alternate count in the quorum of the relevant meeting and may vote on any proposal relating to it provided that he has declared the nature and extent of his interest to the directors, except that:

(a)	no Founder Director shall vote on any resolution of the Board relating to his remuneration as an employee of any Group Company; and

(b)

no Investor Director appointed by the Colony Investors or 166 2nd LLC in accordance with article 12.5 or 12.6 shall be entitled to vote on any resolution of the Board relating to any investment (in the form of debt or equity) by it or its Affiliates in the Company, in each case to the extent that the approval or implementation of the matters set out in such resolution would have a disproportionate and adverse effect on the shareholding of the Designated Additional Series C Investor in the Company.

14	Alternates voting at directors’ meetings

A director who is also an alternate director has an additional vote on behalf of each appointor who is:

(a)	not participating in a directors’ meeting, and

(b)	would have been entitled to vote if they were participating in it.

15	Proposing directors’ written resolutions

15.1	Any director may propose a directors’ written resolution.

15.2	The Company secretary must propose a directors’ written resolution if a director so requests.

15.3	A directors’ written resolution is proposed by giving notice of the proposed resolution to the directors.

15.4	Notice of a proposed directors’ written resolution must indicate:

(a)	the proposed resolution, and

(b)	the time by which it is proposed that the directors should adopt it.

15.5	Notice of a proposed directors’ written resolution must be given in writing to each director.

15.6	Any decision which a person giving notice of a proposed directors’ written resolution takes regarding the process of adopting that resolution must be taken reasonably in good faith.

16	Adoption of directors’ written resolutions

16.1

A proposed directors’ written resolution is adopted when all the directors who would have been entitled to vote on the resolution at a directors’ meeting have signed one or more copies of it, or to which each director has otherwise indicated agreement in writing (including confirmation given by electronic means), provided that those directors would have formed a quorum at such a meeting.

16.2	It is immaterial whether any director signs the resolution before or after the time by which the notice proposed that it should be adopted.

16.3	Once a directors’ written resolution has been adopted, it must be treated as if it had been a decision taken at a directors’ meeting in accordance with the articles.

16.4	The Company secretary must ensure that the Company keeps a record, in writing, of all directors’ written resolutions for at least ten years from the date of their adoption.

17	Directors’ discretion to make further rules

Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

18	Methods of appointing directors

18.1	Any person who is willing to act as a director and is permitted by law to do so, may be appointed as a director:

(a)	by ordinary resolution; or

(b)	by a decision of the directors.

18.2	Each director appointment shall be made by notice in writing served on the Company which shall take effect on delivery or on the date specified in such notice.

18.3	Without prejudice to article 18.1, the Founders, acting together, shall have the right at any time to appoint and maintain in office:

(a)	three natural persons each as a director of the Company (the Founder Directors); and

(b)	one natural person as a director of the Company who shall be a non-executive director of the Company (the “Founder NED”) and who, in the reasonable opinion of the Founders, acting in good faith:

(i)	is of good repute; and

(ii)	has substantive relevant industry expertise in relation to at least one area of the Business,

and, in each case, to remove any such person for any reason and to appoint another in his place from time to time.

18.4

The Founders shall be entitled to appoint persons who are engaged as strategic advisers or consultants to the Company to attend each and any committee of the Board, provided that such persons have signed customary non-disclosure, non-compete and non-solicitation agreements. Such observers shall be entitled to speak, but not to vote, at any such meetings.

18.5

Without prejudice to article 18.1, the Colony Investors shall for so long as they hold such number of shares as is at least equal to 5% of the entire issued share capital of the Company (which percentage shall be calculated as if the put option under the Colony Put/Call Agreement had been exercised by Colony Mexico) be entitled to:

(a)

appoint and maintain in office one natural person as the Colony Investors may, acting together, from time to time nominate as a director of the Company and to remove any such person for any reason and to appoint another in his place from time to time; and

(b)	appoint a representative to attend as an observer at each and any committee of the Board. Such representative shall be entitled to speak and vote at any such meetings.

18.6

166 2nd LLC shall be entitled to appoint and maintain in office one natural person as 166 2nd LLC may from time to time nominate as a director of the Company and to remove any such person for any reason and to appoint another in his place from time to time. Any Investor Director appointed under this article 18.6 shall automatically cease to be a director if 166 2nd LLC ceases to hold Series C Shares with a Series C Subscription Price equal to or exceeding $5,000,000.

18.7	The Designated Additional Series C Investor shall be entitled to:

(a)

appoint and maintain in office one natural person as it may, acting together, from time to time nominate as a director of the Company and to remove any such person for any reason and to appoint another in his place from time to time; and

(b)	appoint a representative to attend as an observer at each and any committee of the Board. Such representative shall be entitled to speak, but not to vote, at any such meetings.

18.8

The New Money Investors (which, for the purposes of this article 18.8, shall exclude Dekel Development Holding S.A.), acting by simple majority, determined pro rata on the basis of the aggregate of (i) the principal amount of New Money Loan Notes and Mexico Notes held by such New Money Investors; and (ii) the principal amount of Shares or shares in Selina Mexico held by the New Money Investors as a result of the conversion of any New Money Loan Notes or Mexico Notes, shall be entitled to appoint and maintain in office one natural person as such New Money Investors may from time to time nominate as a director of the Company and to remove any such person for any reason and to appoint another in his place from time to time..

18.9

Within 60 days of the issuance of the New Money Notes, the Colony Investors and 166 2nd LLC shall, acting together, appoint a director to the board of the Company to act as an independent director who:

(a)	is not a Founder or a shareholder, director, officer, manager, employee or partner of the Company, any of the New Money Investors or any of their Affiliates; and

(b)	does not have any actual or potential conflict of interest,

(who shall be designated the “Independent Director”) and the Colony Investors and 166 2nd LLC shall be entitled, acting jointly, to request the removal of any such person for any reason.

18.10

The Colony Investors and 166 2nd LLC agree that, on each occasion a new Independent Director is to be appointed, the provisions of article 18.9 shall apply, deemed amended so as to read that the date on which the Independent Director delivered a letter of resignation, or otherwise ceased to be a Director is the first date of the 60 day period in which the appointment is to be made.

18.11

If the Colony Investors and 166 2nd LLC do not agree on a candidate for the position of Independent Director within 60 days following the issuance of the New Money Notes or within 60 days of the date on which the Independent Director delivered a letter of resignation, or otherwise ceased to be a Director (as applicable):

(a)

the Colony Investors shall (without prejudice to article 18.5), acting together, be entitled to appoint one natural person as a director of the Company until such time as a person is appointed pursuant to article 18.9; and

(b)

the matter shall be referred to and finally resolved by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (the “AAA”). The number of arbitrators shall be one, to be agreed between the New Money Investors and, if the parties fail to agree on the appointment of the arbitrator it will be for the AAA to appoint the arbitrator.

18.12

For so long as an Independent Director is not appointed to the Board pursuant to article 18.9, the Company shall not, save with the consent of the New Money Investors, effect, do or agree to do any of the following matters:

(a)	Effect any material change to the nature of the Company’s business, enter into a new line of business or exit the business or any existing line of business of the Company.

(b)	Determine or materially amend the Company’s business plan or material expenditure outside the prevailing annual business plan of the Company.

(c)	Appoint or remove any C-level manager of the Group (including the chief executive officer, chief financial officer and chief operating officer from time to time).

(d)

Enter into (i) any transaction, arrangement or agreement with any related party or (ii) any amendment or variation of an existing transaction, arrangement or agreement described in (i),in each case other than on arm’s length terms.

19	Termination of director’s appointment

A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Companies Act 2006 or is prohibited from being a director by law;

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	by reason of that person’s mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have;

(f)

written notice is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect on delivery or in accordance with its terms; or

(g)	that person is convicted of a criminal offence (other than a motoring offence not resulting in disqualification) and the directors resolve that their office be vacated.

20	Directors’ remuneration

20.1	Directors may undertake any services for the Company that the directors decide.

20.2

Any independent director (being a director who is neither a Founder Director nor an Investor Director) shall, and the Founder Directors and the Investor Directors shall not, be entitled to a fee from the Company for their services.

21	Directors’ expenses

The Company may pay any reasonable expenses which the directors properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors,

(b)	general meetings, or

(c)

separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

ALTERNATE DIRECTORS

22	Appointment and removal of alternates

22.1	Any director (the appointor) may appoint as an alternate any other director, or any other person approved by resolution of the directors, to:

(a)	exercise that director’s powers, and

(b)	carry out that director’s responsibilities, in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

22.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

22.3	The notice must:

(a)	identify the proposed alternate, and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

23	Rights and responsibilities of alternate directors

23.1	An alternate director has the same rights, in relation to any directors’ meeting or directors’ written resolution, as the alternate’s appointor.

23.2	Except as the articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors; and

(d)	are not deemed to be agents of or for their appointors.

23.3	A person who is an alternate director but not a director:

(a)	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating), and

(b)	may sign a written resolution (but only if it is not signed or to be signed by that person’s appointor).

No alternate may be counted as more than one director for such purposes.

23.4	An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director.

24	Termination of alternate directorship

An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)

on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor; or

(d)	when the alternate’s appointor’s appointment as a director terminates.

25	Secretary

The Company shall have a Company secretary. The secretary shall be appointed by the Board for such term, at such remuneration and on such conditions as the Board thinks fit, and the Board may remove from office any person so appointed (without prejudice to any claim for damages for breach of any contract between him and the Company).

PART 3

DECISION-MAKING BY MEMBERS

26	Annual general meetings

An annual general meeting shall be held once a year, within 6 months of the day following the Company’s accounting reference date, at such time and place, including partly (but not wholly) by means of electronic facility or facilities, as may be determined by the Board.

27	Organisation of general meetings

27.1	The Board may, whenever it deems fit, and shall on requisition in accordance with the Companies Acts, proceed to convene a general meeting in accordance with articles 26 to 35 inclusive.

27.2	Subject always to article 31.8, the Board may make whatever arrangements it considers fit to allow those entitled to do so to attend and participate in any general meeting.

27.3

The Board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the meeting shall be enabled to do so:

(a)

(subject to article 31.8) by means of electronic facility or facilities pursuant to article 28 (and for the avoidance of doubt, the Board shall be under no obligation to offer or provide such facility or facilities, whatever the circumstances); and/or

(b)	by simultaneous attendance and participation at a satellite meeting place or places pursuant to article 32.2.

27.4

Unless otherwise specified in the notice of meeting or determined by the chair of the meeting, a general meeting is deemed to take place at the place where the chair of the meeting is at the time of the meeting.

27.5

In determining whether persons are attending or participating in a meeting, other than at a physical place or places, it is immaterial where any of them are or how they are able to communicate with each other.

27.6

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

27.7	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting (or, in the case of a poll, within the time period specified by the chair of the meeting) on resolutions put to the vote at the meeting; and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

27.8

If, at any general meeting at which members are entitled to participate by means of electronic facility or facilities determined by the Board pursuant to article 29.1, any document is required to be on display or to be available for inspection at the meeting (whether prior to or for the duration of the meeting or both), the Company shall ensure that it is available in electronic form to persons entitled to inspect it for at least the required period of time, and this will be deemed to satisfy any such requirement.

28	Members’ Resolutions

28.1

Members of the Company shall have the rights provided by the Companies Acts to have the Company circulate and give notice of a resolution which may be properly moved, and is intended to be moved, at the Company’s next annual general meeting.

28.2	Expenses of complying with these rights shall be borne in accordance with the Companies Acts.

29	Simultaneous attendance and participation by electronic facilities

29.1

Without prejudice to article 32.2, the Board may resolve to enable persons entitled to attend and participate in a general meeting to do so partly (but not wholly) by simultaneous attendance and participation by means of electronic facility or facilities, and may determine the means, or all different means, of attendance and participation used in relation to the general meeting. The members present in person or by proxy by means of an electronic facility or facilities (as so determined by the Board) shall be counted in the quorum for, and be entitled to participate in, the general meeting in question. That meeting shall be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities are available throughout the meeting to ensure that members attending the meeting by all means (including the means of an electronic facility or facilities) are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	hear all persons who speak at the meeting; and

(c)	be heard by all other persons attending and participating in the meeting.

30	Notice of general meetings

30.1	Notice of an annual general meeting shall be delivered by the directors to the members no less than 21 clear days before the time for convening such meeting.

30.2	Notice of any other general meeting shall be delivered by the directors to the members no less than 14 clear days, and no more than 60 clear days, before the time for convening such meeting.

(Any notice given in respect of the annual general meeting and any other general meeting are referred to herein as a GM Notice).

30.3	The agenda at a general meeting shall be determined by the members (the Agenda). However, the directors may suggest additional subjects to be discussed and added to the Agenda.

30.4

The time and place where the general meeting is to take place (including any satellite meeting place or places determined pursuant to article 32.2), the Agenda and reasonable details of the subjects for discussion shall be set forth in the GM Notice.

30.5	In the case of an annual general meeting, the GM Notice shall also specify the meeting as such.

30.6	Members can call general meeting if not enough directors.

If:

(a)	the Company has fewer than four directors, and

(b)	the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so,

then two or more members may call a general meeting (or instruct the Company secretary to do so) for the purpose of appointing one or more directors.

31	Attendance and speaking at general meetings

31.1	Each member shall be entitled to receive notice of, and to attend, speak and vote at, all general meetings.

31.2

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

31.3	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting, and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

31.4	Subject to article 31.8, the directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

31.5	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

31.6

Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

31.7

All persons seeking to attend and participate in a general meeting by way of electronic facility or facilities shall be responsible for maintaining adequate facilities to enable them to do so. Subject only to the requirement for the chair to adjourn a general meeting in accordance with the provisions of the articles, any inability of a person or persons to attend or participate in a general meeting by way of electronic facility or facilities shall not invalidate the proceedings of that meeting.

31.8	Nothing in these articles authorises or allows a general meeting to be held exclusively on an electronic basis.

32	Quorum for general meetings

32.1

No decisions will be taken at any general meeting unless a quorum is present. The quorum for holding a general meeting is the presence, within half an hour after the time set for opening the meeting, of at least two members, present or by proxy, that hold together more than 50% of the total voting rights. No business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

32.2

Without prejudice to article 28, the Board may resolve to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation at a satellite meeting place or places anywhere in the world. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to participate in, the general meeting in question, and the meeting shall be duly constituted and its proceedings valid if the chair is satisfied that adequate facilities are available throughout the meeting to ensure that members attending at all the meeting places are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	hear all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place; and

(c)	be heard by all other persons so present in the same way,

and the meeting shall be deemed to take place at the place where the chairman of the meeting presides (the principal meeting place, with any other location where that meeting takes place being referred in these articles as a satellite meeting). The chair shall be present at, and the meeting shall be deemed to take place at, the principal meeting place and the powers of the chair shall apply equally to each satellite meeting place, including his or her power to adjourn the meeting.

32.3

If a quorum is not present at the end of half an hour after the time set for opening the meeting, then the meeting shall be deferred by one week, to the same day, time and place, or to a later date if that was specified in the GM Notice.

32.4

If a quorum is not present at a deferred meeting half an hour after its scheduled time, then the meeting shall be held with any number of members present at the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

32.5

A general meeting in which a quorum, as specified in article 27.1, is present, may decide to defer the meeting to another date and place, as it shall decide. If a general meeting is deferred by more than 21 days, notices of the deferred meeting shall be issued in accordance with article 30.

33	Chairing general meetings

33.1	The chairman of the general meeting will be chosen by the members present at the general meeting.

33.2	The person chairing a meeting in accordance with this article is referred to as the chairman of the meeting.

33.3

The office of chairman of the meeting shall not, by itself, entitle the holder thereof to vote at any general meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such chairman of the meeting to vote as a member or proxy of a member if, in fact, they are also a member or such proxy).

34	Attendance and speaking by directors and non-members

34.1	Directors may attend and speak at general meetings, whether or not they are members.

34.2	The chairman of the meeting may permit other persons who are not:

(a)	members of the Company, or

(b)	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting.

35	Resolutions at the general meeting

35.1

Subject to the fulfilment of quorum requirements at article 30, the Company may hold a general meeting by use of any means of communication, as long as all participating members are in direct communication at all times, can hear each other and be heard, and the decision accepted in this manner will be considered in every respect, as a decision accepted in a duly convened general meeting.

35.2	Save as otherwise provided in these articles, a decision at a general meeting shall be adopted by an ordinary resolution.

VOTING AT GENERAL MEETINGS

36	Voting: general

36.1	The voting rights attaching to each class of share shall be as set out in this article 36.

36.2

Subject to article 36.3, where shares in the capital of the Company confer a right to vote, on a show of hands each holder of shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll each member so present shall have one vote for each share held by them in the capital of the Company, except that neither the Colony Investors nor 166 2nd LLC nor their respective Permitted Transferees shall be entitled to vote on any resolution of the Company relating to any investment (in the form of debt or equity) by it or its Affiliates in the Company, in each case to the extent that the approval or implementation of the matters set out in such resolution would have a disproportionate and adverse effect on the shareholding of the Designated Additional Series C Investor in the Company.

36.3

For so long as Colony Mexico or one or more of its Affiliates or Members of the same Group or Members of the same Fund Group also holds shares in Selina Mexico, Colony Cayman shall have such number of votes per Series B Share and per Series C Share, respectively so as to give it and all other holders of Series B Shares and Series C Shares that are Affiliates, Members of the same Group or Members of the same Fund Group as Colony Mexico, collectively, an aggregate of up to such percentage of the voting rights in the share capital of the Company as the Colony Investors would collectively hold if the Colony Put/Call Agreement had been exercised. Such percentage shall be adjusted upward or downwards to reflect the actual aggregate percentage of shares held by the Colony Investors (or their respective Affiliates or Members of the same Group or Members of the same Fund Group) in the share capital of the Group. For the avoidance of doubt, to the extent that Colony Mexico or one or more of its Affiliates or Members of the same Group or Members of the same Fund Group no longer holds shares directly in Selina Mexico, the provisions of this article shall not apply and each Series B Share and Series C Share shall only carry on vote in accordance with article 36.2.

36.4	If a member is legally incompetent, they may vote by their trustee, receiver, natural or legal guardian, and such persons may either vote personally or by proxy.

36.5	Any member entitled to vote may vote either personally or by proxy (who need not be a member), or, if the member is a company or other corporate body, by authorised representative.

36.6	No voting rights attached to a Company Share may be exercised:

(a)	at any general meeting any, at any adjournment of it or at any poll called at or in relation to it; or

(b)	on any resolution of the Company,

unless all or some of the amounts payable to the Company in respect of that Company Share have been paid.

37	Errors and disputes

37.1

No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

37.2	Any such objection must be referred to the chairman of the meeting whose decision is final.

38	Demanding a poll

38.1	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote, or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

38.2	A poll may be demanded by:

(a)	the chairman of the meeting;

(b)	the directors;

(c)	two or more persons having the right to vote on the resolution; or

(d)	a person or persons representing not less than one tenth of the total voting rights of all the members having the right to vote on the resolution.

38.3	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken, and

(b)	the chairman of the meeting consents to the withdrawal.

39	Procedure on a poll

39.1	Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

39.2	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

39.3	The result of a poll shall be the decision of the meeting in respect of the resolution on which the poll was demanded.

39.4	A poll on:

(a)	the election of the chairman of the meeting, or

(b)	a question of adjournment,

must be taken immediately.

39.5	Other polls must be taken within 30 days of their being demanded.

39.6	A demand for a poll does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

39.7	No notice need be given of a poll not taken immediately if the time and place at which it is to be taken are announced at the meeting at which it is demanded.

39.8	In any other case, at least seven days’ notice must be given specifying the time and place at which the poll is to be taken.

40	Content of proxy notices

40.1	Proxies may only validly be appointed by a notice in writing (a proxy notice) which:

(a)	states the name and address of the member appointing the proxy;

(b)	identifies the person appointed to be that member’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the member appointing the proxy, or is authenticated in such manner as the directors may determine; and

(d)	is delivered to the Company in accordance with the articles and any instructions contained in the notice of the general meeting to which they relate.

40.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

40.3	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

40.4	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting, and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

41	Delivery of proxy notices

41.1

Any notice of a general meeting must specify the address or addresses (proxy notification address) at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or electronic form.

41.2

A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

41.3	Subject to articles 41.4 and 41.5, a proxy notice must be delivered to a proxy notification address not less than 48 hours before the general meeting or adjourned meeting to which it relates.

41.4

In the case of a poll taken more than 48 hours after it is demanded, the notice must be delivered to a proxy notification address not less than 24 hours before the time appointed for the taking of the poll.

41.5	In the case of a poll not taken during the meeting but taken not more than 48 hours after it was demanded, the proxy notice must be delivered:

(a)	in accordance with article 41.3, or

(b)	at the meeting at which the poll was demanded to the chairman, secretary or any director.

41.6

An appointment under a proxy notice may be revoked by delivering a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given to a proxy notification address.

41.7	A notice revoking a proxy appointment only takes effect if it is delivered before:

(a)	the start of the meeting or adjourned meeting to which it relates, or

(b)	(in the case of a poll not taken on the same day as the meeting or adjourned meeting) the time appointed for taking the poll to which it relates.

41.8	If a proxy notice is not signed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

42	Amendments to resolutions

42.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)

notice of the proposed amendment is given to the Company secretary in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

42.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

42.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

RESTRICTIONS ON MEMBERS’ RIGHTS

43	No voting of shares on which money owed to company

43.1

No voting rights attached to any share may be exercised at any general meeting, at any adjournment of it or at any poll called at or in relation to it unless all or some of the amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS

44	Class meetings

The provisions of the articles relating to general meetings apply, with any necessary modifications, to meetings of the holders of any class of shares.

PART 4

SHARES AND DISTRIBUTIONS

ISSUE OF SHARES

45	Pre-emption rights

45.1

Subject to an agreement in writing between the members, the Company may not issue shares unless the Company has in the first instance offered them to the members (other than the ordinary shareholders) on the same terms and at the same price as those shares are being offered to other persons on a pari passu and pro rata basis to the number of shares held by such member (to the nearest whole), so that the members (other than the ordinary shareholders) shall, post allotment retain their respective percentage holdings in the Company immediately prior to such allotment on a Fully Diluted Basis.

45.2

The offer shall be in writing, be open for acceptance from the date of the offer to the date 20 Business Days after the date of the offer (inclusive) and give details of the number and subscription price of the new shares.

45.3

The Company shall be free to allot any shares not accepted by the members pursuant to the offer made to them in accordance with article 45.1 to any person as the directors may determine at the same price and on the same terms as the offer to the members.

46	Powers to issue different classes of Share

46.1

Subject to the Companies Acts and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

46.2

Subject to the Companies Acts and the articles, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

47	Payment of commissions on subscription for shares

47.1	The Company may pay any person a commission in consideration for that person:

(a)	subscribing, or agreeing to subscribe, for shares, or

(b)	procuring, or agreeing to procure, subscriptions for shares.

47.2	Any such commission may be paid:

(a)	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other, and

(b)	in respect of a conditional or an absolute subscription.

48	Anti-Dilution Protection

48.1

If New Securities are issued by the Company at a price per New Security which equates to less than the Series B Subscription Price (a Series B Qualifying Issue) or the Series C Subscription Price (a Series C Qualifying Issue) or the Series D Subscription Price (a Series D Qualifying Issue) (which in the event that the New Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the allotment of the New Securities) then the Company shall offer (such offer, unless waived, to remain open for acceptance for not less than 20 Business Days): (i) to each Series B Shareholder the right to receive a number of new Series B Shares in respect of a Series B Qualifying Issue; (ii) to each Series C Shareholder the right to receive a number of new Series C Shares in respect of a Series C Qualifying Issue, and (iii) to each Series D Shareholder the right to receive a number of new Series D Shares in respect of a Series D Qualifying Issue, determined by applying the following formula (and rounding the product, N, down to the nearest whole share), subject to adjustment as certified in accordance with article 48.2(a) (in the case of a Series B Qualifying Issue, the Series B Anti-Dilution Shares, and in the case of a Series C Qualifying Issue, the Series C Anti-Dilution Shares, and in the case of a Series D Qualifying Issue, the Series D Anti-Dilution Shares):

N =	((	SIP WA	)xZ ) – Z

Where:

N =	Number of Anti-Dilution Shares to be issued to the Exercising Investor;

WA =	(SIPxESC) + (QISPxNS)
(ESC + NS)

SIP =	Relevant Subscription Price;

ESC =

the number of Company Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted or have been reserved for grant, or which are subject to convertible securities (including but not limited to warrants and the options under the Put/Call Agreements) in each case immediately prior to the Relevant Qualifying Issue;

QISP =

the lowest per share price of the New Securities issued pursuant to the Relevant Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Security);

NS =	the number of New Securities issued pursuant to the Relevant Qualifying Issue; and

Z =	the number of Series B Shares or Series C Shares or Series D Shares (as applicable) held by the Exercising Investor immediately prior to the Relevant Qualifying Issue.

48.2	The Anti-Dilution Shares shall:

(a)

be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful or a majority in number of the relevant Exercising Investors shall agree otherwise, in which event the relevant Exercising Investors shall be entitled to subscribe for the relevant Anti-Dilution Shares, in cash (or cash equivalent) at par and the entitlement of such Exercising Investors to the relevant Anti-Dilution Shares shall be increased by adjustment to the applicable formula set out in article 48.1 so that the relevant Exercising Investors shall be in no worse position than if they had not so subscribed at par. In the event of any dispute between the Company and any Exercising Investor as to the effect of article 48.1 or this article 48.2, the matter shall be referred (at the cost of the Company) to the Auditors for certification of the number of Anti-Dilution Shares to be issued. The Auditor’s certification of the matter shall in the absence of manifest error be final and binding on the Company and the relevant Exercising Investors. The costs of the Auditors shall be borne by the Company; and

(b)

subject to the payment of any cash payable pursuant to article 48.2 (a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing Series B Shares or Series C Shares or Series D Shares (as applicable), within five Business Days of the expiry of the offer being made by the Company to the relevant Exercising Investor and pursuant to article 48.2 (a).

48.3

In the event of any Bonus Issue or Reorganisation, the Series B Subscription Price and the Series C Subscription Price and the Series D Subscription Price shall also be subject to adjustment on such basis as may be agreed by the Company, Colony Mexico and the holder(s) of the majority of the Series B Shares (other than the Series B Shares held by the Colony Investors) and the Series C Shareholders and the Series D Shareholders within 10 Business Days after any Bonus Issue or Reorganisation. If the Company, Colony Mexico and the holder(s) of the majority of the Series B Shares (other than the Series B Shares held by the Colony Investors) and the Series C Shareholders cannot agree such adjustment it shall be referred to the Auditors whose determination shall, in the absence of manifest error, be final and binding on the Company, the Colony Investors, the holders of Series B Shares and the holders of the Series C Shares and the holders of the Series D Shares. The costs of the Auditors shall be borne by the Company.

48.4	Notwithstanding the foregoing, the following issuances of shares or equity securities shall not be subject to the provisions of articles 43.1 to 43.3 (inclusive):

(a)

the grant or exercise of an option pursuant to the Share Option Plan, which options shall be allocated to the relevant individuals in accordance with guidelines approved by the Board for that purpose (including in relation to the criteria for the allotment and vesting of such options);

(b)

any shares in the capital of the Company issued following a stock split or similar re-organisation or re-designation, provided that (i) the treatment of each shareholder of a class of share is the same and (ii) there shall be no material change in the percentage shareholdings in the Company;

(c)	the issue of securities in consideration for:

(i)	the acquisition of a business or shares on arms’ length and commercial terms; or

(ii)

the acquisition of equipment or other strategic transactions entered into primarily for non-equity financing purposes on arms’ length commercial terms, subject to a maximum issue of New Securities of two per cent. (2%) of the share capital of the Company on a Fully Diluted basis.

INTERESTS IN SHARES

49	Company not bound by less than absolute interests

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES

50	Certificates to be issued except in certain cases

50.1	The Company must issue each member with one or more certificates in respect of the shares which that member holds.

50.2	This article does not apply to:

(a)	uncertificated shares;

(b)	shares in respect of which a share warrant has been issued; or

(c)	shares in respect of which the Companies Acts permit the Company not to issue a certificate.

50.3	Except as otherwise specified in the articles, all certificates must be issued free of charge.

50.4	No certificate may be issued in respect of shares of more than one class.

50.5	If more than one person holds a share, only one certificate may be issued in respect of it.

51	Contents and execution of share certificates

51.1	Every certificate must specify:

(a)	in respect of how many shares, of what class, it is issued;

(b)	the nominal value of those shares;

(c)	the amount paid up on them; and

(d)	any distinguishing numbers assigned to them.

51.2	Certificates must:

(a)	have affixed to them the Company’s common seal or an official seal which is a facsimile of the Company’s common seal with the addition on its face of the word Securities (a Securities Seal), or

(b)	be otherwise executed in accordance with the Companies Acts.

52	Consolidated share certificates

52.1	When a member’s holding of shares of a particular class increases, the Company may issue that member with:

(a)	a single, consolidated certificate in respect of all the shares of a particular class which that member holds, or

(b)	a separate certificate in respect of only those shares by which that member’s holding has increased.

52.2

When a member’s holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

(a)	all the shares which the member no longer holds as a result of the reduction, and

(b)	none of the shares which the member retains following the reduction,

were, immediately before the reduction, represented by the same certificate.

52.3	A member may request the Company, in writing, to replace:

(a)	the member’s separate certificates with a consolidated certificate, or

(b)	the member’s consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

52.4	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

52.5	A consolidated certificate must not be issued unless any certificates which it is to replace have first been returned to the Company for cancellation.

53	Replacement share certificates

53.1	If a certificate issued in respect of a member’s shares is:

(a)	damaged or defaced, or

(b)	said to be lost, stolen or destroyed,

that member is entitled to be issued with a replacement certificate in respect of the same shares.

53.2	A member exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

SHARES NOT HELD IN CERTIFICATED FORM

54	Uncertificated shares

54.1	In this article, the relevant rules means:

(a)	any applicable provision of the Companies Acts about the holding, evidencing of title to, or transfer of shares other than in certificated form, and

(b)	any applicable legislation, rules or other arrangements made under or by virtue of such provision.

54.2	The provisions of this article have effect subject to the relevant rules.

54.3	Any provision of the articles which is inconsistent with the relevant rules must be disregarded, to the extent that it is inconsistent, whenever the relevant rules apply.

54.4	Any share or class of shares of the Company may be issued or held on such terms, or in such a way, that:

(a)	title to it or them is not, or must not be, evidenced by a certificate, or

(b)	it or they may or must be transferred wholly or partly without a certificate.

54.5	The directors have power to take such steps as they think fit in relation to:

(a)	the evidencing of and transfer of title to uncertificated shares (including in connection with the issue of such shares);

(b)	any records relating to the holding of uncertificated shares;

(c)	the conversion of certificated shares into uncertificated shares; or

(d)	the conversion of uncertificated shares into certificated shares.

54.6	The Company may by notice to the holder of a share require that share:

(a)	if it is uncertificated, to be converted into certificated form, and

(b)	if it is certificated, to be converted into uncertificated form, to enable it to be dealt with in accordance with the articles.

54.7	If:

(a)	the articles give the directors power to take action, or require other persons to take action, in order to sell, transfer or otherwise dispose of shares, and

(b)	uncertificated shares are subject to that power, but the power is expressed in terms which assume the use of a certificate or other written instrument,

the directors may take such action as is necessary or expedient to achieve the same results when exercising that power in relation to uncertificated shares.

54.8

In particular, the directors may take such action as they consider appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertificated share or otherwise to enforce a lien in respect of it.

54.9	Unless the directors otherwise determine, shares which a member holds in uncertificated form must be treated as separate holdings from any shares which that member holds in certificated form.

54.10	A class of shares must not be treated as two classes simply because some shares of that class are held in certificated form and others are held in uncertificated form.

55	Share warrants

55.1	The directors may issue a share warrant in respect of any fully paid share.

55.2	Share warrants must be:

(a)	issued in such form, and

(b)	executed in such manner, as the directors decide.

55.3	A share represented by a share warrant may be transferred by delivery of the warrant representing it.

55.4	The directors may make provision for the payment of dividends in respect of any share represented by a share warrant.

55.5	Subject to the articles, the directors may decide the conditions on which any share warrant is issued. In particular, they may:

(a)	decide the conditions on which new warrants are to be issued in place of warrants which are damaged or defaced, or said to have been lost, stolen or destroyed;

(b)	decide the conditions on which bearers of warrants are entitled to attend and vote at general meetings;

(c)	decide the conditions subject to which bearers of warrants may surrender their warrant so as to hold their shares in certificated or uncertificated form instead; and

(d)

vary the conditions of issue of any warrant from time to time, and the bearer of a warrant is subject to the conditions and procedures in force in relation to it, whether or not they were decided or specified before the warrant was issued.

55.6

Subject to the conditions on which the warrants are issued from time to time, bearers of share warrants have the same rights and privileges as they would if their names had been included in the register as holders of the shares represented by their warrants.

55.7	The Company must not in any way be bound by or recognise any interest in a share represented by a share warrant other than the absolute right of the bearer of that warrant to that warrant.

PARTLY PAID SHARES

56	Company’s lien over partly paid shares

56.1	The Company has a lien (the Company’s lien) over every share which is partly paid for any part of:

(a)	that share’s nominal value, and

(b)	any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

56.2	The Company’s lien over a share:

(a)	takes priority over any third party’s interest in that share, and

(b)	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

56.3	The directors may at any time decide that a share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

57	Enforcement of the Company’s lien

57.1	Subject to the provisions of this article, if:

(a)	a lien enforcement notice has been given in respect of a share, and

(b)	the person to whom the notice was given has failed to comply with it, the Company may sell that share in such manner as the directors decide.

57.2	A lien enforcement notice:

(a)	may only be given in respect of a share which is subject to the Company’s lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b)	must specify the share concerned;

(c)	must require payment of the sum payable within 14 days of the notice;

(d)	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise; and

(e)	must state the Company’s intention to sell the share if the notice is not complied with.

57.3	Where shares are sold under this article:

(a)	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser, and

(b)	the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

57.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a)	first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice,

(b)

second, to the person entitled to the shares at the date of the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation or a suitable indemnity has been given for any lost certificates, and subject to a lien equivalent to the Company’s lien over the shares before the sale for any money payable in respect of the shares after the date of the lien enforcement notice.

57.5

A statutory declaration by a director or the Company secretary that the declarant is a director or the Company secretary and that a share has been sold to satisfy the Company’s lien on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share, and

(b)	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

58	Call notices

58.1

Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a call notice) to a member requiring the member to pay the Company a specified sum of money (a call) which is payable in respect of shares which that member holds at the date when the directors decide to send the call notice.

58.2	A call notice:

(a)	may not require a member to pay a call which exceeds the total sum unpaid on that member’s shares (whether as to the share’s nominal value or any amount payable to the Company by way of premium);

(b)	must state when and how any call to which it relates it is to be paid; and

(c)	may permit or require the call to be paid by instalments.

58.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was sent.

58.4	Before the Company has received any call due under a call notice the directors may:

(a)	revoke it wholly or in part, or

(b)	specify a later time for payment than is specified in the notice, by a further notice in writing to the member in respect of whose shares the call is made.

59	Liability to pay calls

59.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

59.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

59.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

(a)	to pay calls which are not the same, or

(b)	to pay calls at different times.

60	When call notice need not be issued

60.1

A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

(a)	on allotment;

(b)	on the occurrence of a particular event; or

(c)	on a date fixed by or in accordance with the terms of issue.

60.2

But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

61	Failure to comply with call notice: automatic consequences

61.1	If a person is liable to pay a call and fails to do so by the call payment date:

(a)	the directors may issue a notice of intended forfeiture to that person, and

(b)	until the call is paid, that person must pay the Company interest on the call from the call payment date at the relevant rate.

61.2	For the purposes of this article:

(a)

the call payment date is the time when the call notice states that a call is payable, unless the directors give a notice specifying a later date, in which case the call payment date is that later date;

(b)	the relevant rate is:

(i)	the rate fixed by the terms on which the share in respect of which the call is due was allotted;

(ii)	such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(iii)	if no rate is fixed in either of these ways, 5 per cent per annum.

61.3

The relevant rate must not exceed by more than 5 percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998.

61.4	The directors may waive any obligation to pay interest on a call wholly or in part.

62	Notice of intended forfeiture

A notice of intended forfeiture:

(a)	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

(b)	must be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

(c)	must require payment of the call and any accrued interest by a date which is not less than 14 days after the date of the notice;

(d)	must state how the payment is to be made; and

(e)	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

63	Directors’ power to forfeit shares

If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

64	Effect of forfeiture

64.1	Subject to the articles, the forfeiture of a share extinguishes:

(a)	all interests in that share, and all claims and demands against the Company in respect of it, and

(b)	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

64.2	Any share which is forfeited in accordance with the articles:

(a)	is deemed to have been forfeited when the directors decide that it is forfeited;

(b)	is deemed to be the property of the Company; and

(c)	may be sold, re-allotted or otherwise disposed of as the directors think fit.

64.3	If a person’s shares have been forfeited:

(a)	the Company must send that person notice that forfeiture has occurred and record it in the register of members;

(b)	that person ceases to be a member in respect of those shares;

(c)	that person must surrender the certificate for the shares forfeited to the Company for cancellation;

(d)

that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

(e)

the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

64.4

At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

65	Procedure following forfeiture

65.1

If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

65.2	A statutory declaration by a director or the Company secretary that the declarant is a director or the Company secretary and that a share has been forfeited on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share, and

(b)	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

65.3

A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

65.4

If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any commission, and excluding any amount which:

(a)	was, or would have become, payable, and

(b)	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

66	Surrender of shares

66.1	A member may surrender any share:

(a)	in respect of which the directors may issue a notice of intended forfeiture;

(b)	which the directors may forfeit; or

(c)	which has been forfeited.

66.2	The directors may accept the surrender of any such share.

66.3	The effect of surrender on a share is the same as the effect of forfeiture on that share.

66.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

TRANSFER AND TRANSMISSION OF SHARES

67	Transfers of certificated shares

67.1	Certificated shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of:

(a)	the transferor, and

(b)	(if any of the shares is partly paid) the transferee.

67.2	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

67.3	The Company may retain any instrument of transfer which is registered.

67.4	The transferor remains the holder of a certificated share until the transferee’s name is entered in the register of members as holder of it.

67.5	The directors may refuse to register the transfer of a certificated share if:

(a)	the transfer is to a bankrupt person or a minor;

(b)

the transfer is to a person or company that has been included in any national or international sanctions list, including but not limited to sanctions issued by the United Nations Security Council, the European Union Office, the HM Treasury Lists (UK), the Office of Foreign Assets Control of the US Department of Treasury, the Financial Action Task Force and the relevant regimes of all countries in which the Group operates;

(c)	the share is not fully paid;

(d)	the transfer is not lodged at the Company’s registered office or such other place as the directors have appointed; or

(e)

the transfer is not accompanied by the certificate for the shares to which it relates, or such other evidence as the directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf.

67.6

If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

68	Transfer of uncertificated shares

A transfer of an uncertificated share must not be registered if it is in favour of more than four transferees.

69	Permitted transfers

69.1

Notwithstanding the provisions of the articles, a member (the Original Member) may transfer all or any of their shares in the capital of the Company to a Permitted Transferee without restriction as to price or otherwise.

69.2

166 2nd LLC shall be entitled to transfer Series C Shares with an aggregate Series C Subscription Price of up to $15,000,000 to any person on or prior to the first anniversary of the date it acquires it first acquired Series C Shares.

69.3

Where under the provision of a deceased member’s will or laws of intestacy, the persons legally or beneficially entitled to any shares in the capital of the Company, whether immediately or contingently, are Permitted Transferees of the deceased member, the legal representative of the deceased member may transfer any share in the capital of the Company to those Permitted Transferees, in each case without restriction as to price or otherwise.

69.4

If a Permitted Transferee ceases to be a Permitted Transferee in relation to the Original Member, they shall within 10 Business Days following such cessation, transfer the relevant shares to the Original Member or at the written direction of the Original Member to another Permitted Transferee.

69.5	Trustees and any Individual Holding Company may transfer shares in the capital of the Company to:

(a)	the Original Member or to another Permitted Transferee of the Original Member; or

(b)	(in the case of trustees only) the new or remaining trustees upon a change of trustees,

in either case without restriction as to price or otherwise.

69.6	No transfer of shares in the capital of the Company may be made to trustees in accordance with this article unless the directors are satisfied:

(a)	with the terms of the trust instrument and in particular with the powers of the trustees;

(b)	with the identity of the proposed trustees;

(c)	the proposed transfer will not result in 50% or more of the aggregate of the Company’s equity share capital being held by trustees of that and any other trusts; and

(d)	that no costs incurred in connection with the setting up or administration of the trust in question are to be paid by the Company.

69.7

On the death, bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) their personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within five Business Days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver execute and deliver to the Company a transfer of the shares held by the Permitted Transferee in the capital of the Company without restriction as to price or otherwise. The transfer shall be to the Original Member if still living (and not bankrupt or in liquidation) or, if so directed by the Original Member, to any Permitted Transferee of the Original Member. If the transfer is not executed and delivered within five Business Days of such period or if the Original Member has died or is bankrupt or is in liquidation, administration or administrative receivership, the personal representative or trustee in bankruptcy or liquidator, administrator or administrative receiver will be deemed to have given a Transfer Notice.

70	Compulsory transfers

70.1

A person entitled to a share in the capital of the Company in consequence of the bankruptcy of a member shall be deemed to have given a Transfer Notice in respect of that share at a time determined by the directors.

70.2

If a share in the capital of the Company remains registered in the name of a deceased member for longer than one year after the date of his death the directors may require the legal personal representatives of that deceased member either:

(a)	to effect a Permitted Transfer of such shares (including for this purpose an election to be registered in respect of the Permitted Transfer); or

(b)	to show to the satisfaction of the directors that a Permitted Transfer will be effected before or promptly upon the completion of the administration of the estate of the deceased member.

If either requirement in this article 70.2 shall not be fulfilled to the satisfaction of the directors, a Transfer Notice shall be deemed to have been given in respect of each such share in the capital of the Company save to the extent that, the directors may otherwise determine.

70.3

If a member which is a company, either suffers or resolves for the appointment of a liquidator, administrator or administrative receiver over it or any material part of its assets, the relevant member (and all its Permitted Transferees) shall be deemed to have given a Transfer Notice in respect of all the shares held by the relevant member and its Permitted Transferees save to the extent that, and at a time, the directors may determine.

71	Right of First Offer

71.1

Each member (other than an ordinary shareholder) shall have a right of first offer if any other member (the Seller) proposes to transfer any shares in the capital of the Company (the Sale Shares) owned by it to any other party. Each time the Seller proposes to transfer any shares in the capital of the Company, the Seller shall first make an offering of the Sale Shares to the other members (other than the ordinary shareholders) in accordance with the provisions of this article 71.

71.2	The Seller shall give written notice (a Transfer Notice) to the Company specifying:

(a)	the Sale Shares (including the number and class of shares); and

(b)	any other material terms and conditions pursuant to which the Seller proposes to transfer the Sale Shares.

71.3	The Transfer Notice shall constitute the Seller’s offer to transfer the Sale Shares to the other members (other than the ordinary shareholders).

71.4	A Transfer Notice constitutes the appointment of the Company as the agent of the Seller for the sale of the Sale Shares.

71.5	As soon as practicable following the receipt of a Transfer Notice, the directors shall offer the Sale Shares for sale in accordance with the remaining provisions of this article 71 (the ROFO Offer).

71.6

Upon receipt of the ROFO Offer, each member (other than the Seller and the ordinary shareholders) shall have a period of 20 Business Days from receipt of the ROFO Offer (the ROFO Offer Period) to purchase all (but not less than all) of the Sale Shares by delivering a written notice (ROFO Acceptance Notice) to the Company stating that it offers to purchase such Sale Shares on the terms specified in the Transfer Notice and specifying the price it is offering to pay for such Sale Share (the ROFO Offer Price). Any ROFO Offer Price shall be binding upon delivery and irrevocable by the applicable member. The Seller shall be entitled at its sole discretion to accept or reject the ROFO Acceptance Notice. In the event that more than one member delivers a ROFO Acceptance Notice offering the same highest price (and the Sellers wishes to accept such ROFO Acceptance Notice) each such member (the Exercising ROFO Member) shall be allocated its Pro Rata Portion of the Sales Shares, unless agreed by such members.

71.7

Each member that does not deliver a ROFO Acceptance Notice during the ROFO Offer Period shall be deemed to have waived all of such member’s rights to purchase the Sale Shares under this article 71, and the Seller shall thereafter, subject to the rights of any Exercising ROFO Member, be free to transfer the Sale Shares to any other party without any further obligation to such member under this article 71.

71.8

If no member delivers a ROFO Acceptance Notice, or the Seller does not accept any ROFO Acceptance Notice, in accordance with article 71.6, the Seller may, during the six month period following the expiration of the ROFO Offer Period, transfer all of the Sale Shares to another party on terms and conditions no more favourable to such other party than those set forth in the Transfer Notice and at a price not less than the highest price offered by the Exercising ROFO Members. If the Seller does not transfer the Sales Shares within such period, the rights provided hereunder shall be deemed to be revived and the Sale Shares shall not be offered to any person unless first re-offered to the members in accordance with this article 71.

71.9

At the closing of any sale and purchase pursuant to this article 71, the Seller shall, against receipt of the purchase price, transfer the Sale Shares to the Exercising ROFO Member or purchasing party (as applicable).

71.10	If the Seller fails to comply with the provisions above:

(a)	the chairman of the Company, or failing him, one of the directors, or some other person nominated by the directors may, on behalf of the Seller:

(i)	complete, execute and deliver, in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Exercising ROFO Member or purchasing party, as relevant;

(ii)	receive the purchase price and give good discharge for it; and

(iii)

subject to the transfer being duly stamped, as applicable, enter the Exercising ROFO Member or purchasing party, as applicable, in the register of members of the Company as the holder of the shares purchased by them; and

(b)

the Company shall pay the purchase price into a separate bank account in the Company’s name on trust, but without interest, for the Seller until he has delivered to the Company his certificate or certificates for the relevant shares (or indemnity, in a form reasonably satisfactory to the directors, in respect of lost certificate).

71.11

Prior to any transfer of Series C Shares by 166 2nd LLC in accordance with article 69.2, 166 2nd LLC shall be required to comply with this article 71, except that for the purposes of any such transfer:

(a)	the Company and any person designated by the Company (rather than each shareholder other than an ordinary shareholder) shall have the right of first offer referred to in article 71.2, provided that the Company must purchase all and not less than all of the Series C Shares being offered by 166 2nd LLC if the right of first offer is to be exercised by the Company or its designee;

(b)	the Transfer Notice referred to in article 71.4 shall constitute 166 2nd LLC’s offer to transfer the Sale Shares to the Company or any person designated by the Company; and

(c)

articles 71.5 to 71.10 shall be construed in accordance with articles 71.11(a) and 71.11(b) and, for the avoidance of doubt, references to a shareholder in articles 71.6 to 71.8 shall be construed as references to the Company or any person designated by the Company.

72	Tag-Along Rights

72.1

Except in the case of Permitted Transfers or transfers pursuant to article 71, after going through the right of first offer procedure in article 71, the provisions of this article 72 will apply if one or more Proposed Sellers propose to transfer in one or a series of related transactions any shares in the capital of the Company which would, if put into effect, result in the Proposed Purchaser of such shares (and Associates of his or persons Acting in Concert with him) acquiring a Controlling Interest in the Company (the Proposed Transfer).

72.2

A Proposed Seller must, before making a Proposed Transfer procure the making by the relevant Proposed Purchaser of an offer (the Offer) to the other shareholders (other than the ordinary shareholders) to acquire all of the Company’s Shares for a consideration per share the value of which is at least equal to the Specified Price (as defined in article 72.7).

72.3

The Offer must be given by written notice (a Proposed Sale Notice) at least 20 Business Days (the Offer Period) prior to the proposed sale date (Proposed Sale Date). The Proposed Sale Notice must set out, to the extent not described in any accompanying documents, the identity of the Proposed Purchaser, the purchase price and other terms and conditions of payment, the Proposed Sale Date and the number of shares proposed to be purchased by the Proposed Purchaser (the Proposed Sale Shares).

72.4

If any other holder of shares in the capital of the Company is not given the rights accorded to him by this article, the Proposed Sellers will not be entitled to complete their sale and the Company will not register any transfer intended to carry that sale into effect.

72.5

If the Offer is accepted by any shareholder (other than an ordinary shareholder) (an Accepting Shareholder) within the Offer Period, the completion of the Proposed Transfer will be conditional upon the completion of the purchase of all the shares in the capital of the Company held by Accepting Shareholders in relation to which the Offer is accepted and completion of the Proposed Transfer will take place at the same time as the purchase of the shares held by Accepting Shareholders in relation to which the Offer is accepted.

72.6	The Proposed Transfer is subject to the right of first offer procedure in article 71 but the purchase of the Accepting Shareholders’ shares shall not be subject to article 71.

72.7	For the purpose of this article:

(a)	the expression transfer and purchaser shall include the renunciation of a renounceable letter of allotment and the renouncee under any such letter of allotment respectively;

(b)

the expression Specified Price shall mean in respect of each share in the capital of the Company, a sum in cash equal to the highest price per share in the capital of the Company offered or paid by the Proposed Purchaser:

(i)	in the Proposed Transfer; or

(ii)	in any related or previous transaction by the Proposed Purchaser or any person Acting in Concert with the Proposed Purchaser in the 12 months preceding the date of the Proposed Transfer,

plus an amount equal to the Relevant Sum per share in the capital of the Company, as defined in article 72.7(c), of any other consideration (in cash or otherwise) paid or payable by the Proposed Purchaser or any other person Acting in Concert with the Proposed Purchaser per share in the capital of the Company, which having regard to the substance of the transaction as a whole, can reasonably be regarded as an addition to the price paid or payable for the shares in the capital of the Company (the Supplemental Consideration); and

(c)	Relevant Sum = C ÷ A

Where:

A = number of shares in the capital of the Company being sold in connection with the relevant Proposed Transfer

C = the Supplemental Consideration.

73	Drag-Along Rights

73.1

If the holders of at least two-thirds of the issued and outstanding shares of the Company, acting together, on a Fully Diluted Basis (the Selling Shareholders) wish to transfer all their interests in such shares (the Sellers’ Shares) to a Proposed Purchaser, the Selling Shareholders shall have the option (the Drag Along Option) to require all the other holders of shares in the capital of the Company (the Called Shareholders) to sell and transfer all their shares in the capital of the Company to the Proposed Purchaser or as the Proposed Purchaser shall direct in accordance with the provisions of this article 73.

73.2

The Selling Shareholders may exercise the Drag Along Option by giving a written notice to that effect (a Drag Along Notice) to the Company which the Company shall forthwith copy to the Called Shareholders at any time before the transfer of the Sellers’ Shares to the Proposed Purchaser. In connection with a sale of the Sellers’ Shares to a Proposed Purchaser, a Drag Along Notice shall specify that the Called Shareholders are required to transfer all their shares in the capital of the Company (the Called Shares) under this article, the person to whom they are to be transferred, the consideration for which the Called Shares are to be transferred (which shall be the same as that attributable by the offer from the Proposed Purchaser for each class of share) and the proposed date of transfer.

73.3

Drag Along Notices shall be irrevocable but will lapse if for any reason there is not a sale of the Sellers’ Shares by the Selling Shareholders to the Proposed Purchaser within 40 Business Days after the date of service of the Drag Along Notice. The Selling Shareholders shall be entitled to serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

73.4	No Drag Along Notice may require a Called Shareholder to agree to any terms except those specifically provided for in this article.

73.5

The sale of the Called Shares shall be completed on the date proposed for completion of the sale of the Sellers’ Shares. The Called Shareholders shall not be required to sell and transfer the Called Shares prior to the date on which the Sellers’ Shares are transferred to the Proposed Purchaser.

73.6

Within 20 Business Days of the Company serving a Drag Along Notice on the Called Shareholders, the Called Shareholders shall deliver duly executed stock transfer forms for their shares in the capital of the Company in favour of the Proposed Purchaser or as the Proposed Purchaser shall direct, together with the relevant share certificate(s) (or a suitable indemnity in lieu thereof) to the Company. On the expiration of that 20 Business Day period the Company shall pay the Called Shareholders, on behalf of the Proposed Purchaser, the amounts they are due to the extent the Proposed Purchaser has put the Company in the requisite funds. The Company’s receipt for the amounts shall be a good discharge to the Called Shareholder. The Company shall hold the amounts due to the Called Shareholders in trust for the Called Shareholders without any obligation to pay interest.

73.7

To the extent that the Proposed Purchaser has not, on the expiration of such 20 Business Day period, put the Company in funds to pay the amounts due, the Called Shareholders shall be entitled to the return of the stock transfer forms and share certificate (or suitable indemnity) for the relevant shares and the Called Shareholders shall have no further rights or obligations under this article 73 in respect of their shares in the capital of the Company in connection with that Drag Along Notice.

73.8

If a Called Shareholder fails to deliver stock transfer forms and share certificates (or suitable indemnity) for its shares in the capital of the Company to the Company upon the expiration of that 20 Business Day period, the Directors shall, if requested by the Proposed Purchaser, authorise any Director to transfer the Called Shareholder’s shares in the capital of the Company on the Called Shareholder’s behalf to the Proposed Purchaser (or its nominee(s)) to the extent the Proposed Purchaser has, at the expiration of that 20 Business Day period, put the Company in funds to pay the amounts due for the Called Shareholder’s shares in the capital of the Company offered to him. The Board shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Called Shareholder shall surrender his share certificate for his shares in the capital of the Company (or provide a suitable indemnity) to the Company. On surrender, he shall be entitled to the amount due to him.

73.9

Any transfer of shares in the capital of the Company to a Proposed Purchaser (or as they may direct) pursuant to a sale in respect of which a Drag Along Notice has been duly served, or any transfer of Shares pursuant to a Drag Along Notice, shall not be subject to the provisions of article 71.

73.10

Notwithstanding any other provision of these articles, at any time during such period as agreed in writing between the members, (a) in no event shall any holder of Series B Shares be required to sell or transfer such shares pursuant to an exercise of a Drag Along Option (and no shareholder shall accept an offer made pursuant to Part 28 of the Companies Act 2006) to the extent that the price per Series B Share payable to such Series B Shareholder in connection with such a transaction would be less than an amount that would result in an internal rate of return on the Series B Subscription Price equal to twenty per cent (20%) per annum as of the date of completion of such sale, and (b) in no event shall any holder of Series C Shares be required to sell or transfer such shares pursuant to an exercise of a Drag Along Option (and no shareholder shall accept an offer made pursuant to Part 28 of the Companies Act) to the extent that the price per Series C Share payable to such Series C Shareholder in connection with such a transaction would be less than an amount that would result in an internal rate of return on the Series C Subscription Price equal to twenty per cent (20%) per annum.

73.11

On any person, following the issue of a Drag Along Notice, becoming a shareholder of the Company pursuant to the exercise of a pre-existing option to acquire shares in the Company or pursuant to the conversion of any convertible security of the Company (a New Shareholder), a Drag Along Notice shall be deemed to have been served on the New Shareholder on the same terms as the previous Drag Along Notice who shall then be bound to sell and transfer all shares so acquired to the Proposed Purchaser or as the Proposed Purchaser may direct and the provisions of this article shall apply with the necessary changes to the New Shareholder except that completion of the sale of the shares shall take place immediately on the Drag Along Notice being deemed served on the New Shareholder.

CONSOLIDATION OF SHARES

74	Procedure for disposing of fractions of shares

74.1	This article applies where:

(a)	there has been a consolidation or division of shares, and

(b)	as a result, members are entitled to fractions of shares.

74.2	The directors may:

(a)	sell the shares representing the fractions to any person including the Company for the best price reasonably obtainable;

(b)	in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(c)	distribute the net proceeds of sale in due proportion among the holders of the shares.

74.3

Where any holder’s entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the directors, that member’s portion may be distributed to an organisation which is a charity for the purposes of the law of England and Wales, Scotland or Northern Ireland.

74.4	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

74.5	The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

DISTRIBUTIONS

75	Procedure for declaring dividends

75.1	The Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

75.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

75.3	No dividend may be declared or paid unless it is in accordance with members’ respective rights.

75.4

Unless the members’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member’s holding of shares on the date of the resolution or decision to declare or pay it.

75.5

If the Company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

75.6	The directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

75.7

If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

76	Calculation of dividends

76.1	The rights as regards income attaching to each class of share shall be as set out in this article 76.

76.2

The Available Profits of the Company and resolved with Majority Member Consent to be distributed shall, subject to the Companies Act, and article 76.3, be distributed by way of dividend amongst the holders of the Series A Shares, the Series B Shares, the Series C Shares, the Series D Shares and the ordinary shares pro rata according to the number of Series A Shares, Series B Shares, Series C Shares, Series D Shares and ordinary shares held by them respectively (the Dividend).

76.3

Notwithstanding article 76.2, to the extent that and for so long as: (i) Colony Mexico or one or more of its Affiliates or Members of the same Group or Members of the same Fund Group; and/or (ii) Profuturo holds shares in Selina Mexico, the Available Profits of the Company and resolved with Majority Member Consent to be distributed shall be distributed by way of a special dividend amongst the holders of the Series A Shares, the Series B Shares, the Series C Shares, the Series D Shares and the ordinary shares in the following priority and proportions (a Special Dividend):

(a)	first, to Colony Cayman, in an amount per Series B Share and Series C Share (as the case may be) calculated as follows:

(AP x B) / the aggregate number of Series B Shares, Series C Shares and Series D Shares held by Colony Cayman,

where

AP = Available Profits

B = such percentage of the economic rights in the Company as: (i) Colony Cayman; (ii) Colony Mexico or one or more of its Affiliates or Members of the same Group or

Members of the same Fund Group) and (iii) Profuturo would collectively hold if all of the call options or put options set out in the Put/Call Agreements (to the extent not exercised prior to the Special Dividend) were exercised immediately prior to the Special Dividend, expressed as a figure where 1.00 equals 100 per cent and 0.00 equals zero per cent, as adjusted upwards or downwards to reflect the actual aggregate percentage of shares held by such persons in the share capital of the Group; and

(b)

second, in respect of the remaining balance of Available Profits, to each of the other holders of Series B Shares, to each of the other holders of Series C Shares, to each of the other holder of Series D Shares, to each holder of Series A Shares and to each holder of ordinary shares pro rata according to the number of Series B Shares, Series C Shares, Series D Shares, Series A Shares and ordinary shares held by them.

(c)

For the avoidance of doubt, if both: (i) Colony Mexico or one or more of its Affiliates or Members of the same Group or Members of the same Fund Group; and (ii) Profuturo no longer hold shares in Selina Mexico, the provisions of this article shall not apply and any Available Profits shall be distributed in accordance with article 76.2. If either (but not both): (A) Colony Mexico or one or more of its Affiliates or Members of the same Group or Members of the same Fund Group; or (B) Profuturo, no longer hold shares in Selina Mexico, references to such persons (as applicable) in the definition of “B” set out in article 76.3(a) above shall be disregarded for the purposes of applying this article 76.3.

76.4

No Dividend or Special Dividend will be declared or paid on the Series A Shares without a like Dividend or Special Dividend being declared and paid on the Series B Shares, the Series C Shares, the Series D Shares and the ordinary shares. No Dividend or Special Dividend will be declared or paid on the Series B Shares without a like Dividend or Special Dividend being declared and paid on the Series C Shares, the Series D Shares, the Series A Shares and the ordinary shares. No Dividend or Special Dividend will be declared or paid on the Series C Shares without a like Dividend or Special Dividend being declared and paid on the Series A Shares, the Series B Shares, the Series D Shares and the ordinary shares. No Dividend or Special Dividend will be declared or paid on the Series D Shares without a like Dividend or Special Dividend being declared and paid on the Series A Shares, the Series B Shares, the Series C Shares and the ordinary shares. No Dividend or Special Dividend will be declared or paid on the ordinary shares without a like Dividend or Special Dividend being declared and paid on the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares.

76.5

Every Dividend or Special Dividend shall be apportioned and paid to the appropriate member according to the amounts paid up or credited as paid up on the shares of the relevant class held by them during any portion of the period in respect of which the Dividend or Special Dividend is payable.

76.6	Except as otherwise provided by the articles or the rights attached to shares, all dividends must be:

(a)	declared and paid according to the amounts paid up on the shares on which the dividend is paid, and

(b)	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

76.7	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

76.8	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

77	Payment of dividends and other distributions

77.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(b)

sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

(d)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

77.2	In the articles, the distribution recipient means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share; or

(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

78	Deductions from distributions in respect of sums owed to the Company

78.1	If:

(a)	a share is subject to the Company’s lien, and

(b)

the directors are entitled to issue a lien enforcement notice in respect of it, they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

78.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

78.3	The Company must notify the distribution recipient in writing of:

(a)	the fact and amount of any such deduction;

(b)	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

(c)	how the money deducted has been applied.

79	No interest on distributions

The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

(a)	the terms on which the share was issued, or

(b)	the provisions of another agreement between the holder of that share and the Company.

80	Unclaimed distributions

80.1	All dividends or other sums which are:

(a)	payable in respect of shares, and

(b)	unclaimed after having been declared or become payable, may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

80.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

80.3	If:

(a)	twelve years have passed from the date on which a dividend or other sum became due for payment, and

(b)	the distribution recipient has not claimed it, the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

81	Non-cash distributions

81.1

Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

81.2

If the shares in respect of which such a non-cash distribution is paid are uncertificated, any shares in the Company which are issued as a non-cash distribution in respect of them must be uncertificated.

81.3	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

82	Waiver of distributions

Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(a)	the share has more than one holder, or

(b)

more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

83	Liquidation Preference

83.1

In the event of an Exit Transaction, the proceeds of sale or the surplus assets of the Company remaining after payment of its liabilities shall be applied and distributed in the following priority (to the extent that the Company is lawfully permitted to do so):

(a)

first, each holder of Series D Shares shall be entitled to receive in preference to any other class of share an amount for each Series D Share equal to the subscription price paid or credited as paid up on such Series D Share, including amounts paid by way of premium, by such holder of Series D Share on a Fully Diluted Basis;

(b)

second, each holder of Series B Shares and Series C Shares shall be entitled to receive in preference to any other class of share an amount for each Series B Share and Series C Shares equal to the higher of:

(i)

the subscription price paid or credited as paid up on such Series B Share or Series C Share, including amounts paid by way of premium, by such holder of the Series B Share or Series C Share on a Fully Diluted Basis; and

(ii)

the amount to be received by such holder of Series B Shares per Series B Share or Series C Shares per Series C Share on a distribution of the proceeds of sale or the surplus assets (if any) of the Company on a Fully Diluted Basis; and

(c)

third, the balance of the proceeds of sale or the surplus assets (if any) of the Company shall be distributed among the holders of the Series A Shares and the ordinary shares pro rata to their holdings in the Series A Shares and the ordinary shares on a Fully Diluted Basis;

provided; however, in the event that the proceeds of sale or the surplus assets of the Company of any such Exit Transaction remaining after payment of the Company’s liabilities and available for distribution to shareholders (the Distributable Proceeds) shall be less than $65,201,173 plus the aggregate Relevant Subscription Price in respect of the Series C Shares and Series D Shares (or $77,666,173 plus the aggregate Relevant Subscription Price in respect of the Series C Shares and the Series D Shares plus the Profuturo Subscription Price plus the Colony Mexico Subscription price, to the extent that the options under the Put/Call Agreements are validly exercised), then, in lieu of the provisions of articles (a) and (b) above, all Distributable

Proceeds shall be applied and distributed to each member (other than the holders of ordinary shares) in an amount equal to the subscription price paid or credited as paid up on each share in the capital of the Company, including by way of premium, by such member (other than the holders of ordinary shares) on a Fully Diluted Basis (the Special Liquidation Preference); and, provided further, that if the Distributable Proceeds shall be insufficient to make such payment to each member (other than the holders of ordinary shares) in full, such Distributable Proceeds shall be distributed to each member (other than the holders of ordinary shares) rateably based on the portion of such Distributable Proceeds such shareholder would have otherwise been entitled to receive pursuant to the Special Liquidation Preference.

83.2

On any other return of capital (other than dividends) not subject to the provisions of article 83.1 (other than a conversion, redemption or purchase of shares in the capital of the Company), the proceeds of sale or the surplus assets of the Company remaining after payment of its liabilities shall be applied and distributed among the members pro rata to their respective holdings in the Series A Shares, Series B Shares, Series C Shares, the Series D Shares and ordinary shares on a Fully Diluted Basis.

83.3

Notwithstanding articles 83.1 and 83.2, each of the Series B Shares and Series C Shares and Series D Shares shall be treated as if all holders of such Series B Shares and/or Series C Shares and/or Series D Shares had converted such holders’ shares of Series B Shares and/or Series C Shares and/or Series D Shares into Series A Shares immediately prior to such Exit Transaction, if, as a result of an actual conversion of such Series B Shares and/or Series C Shares and/or Series D Shares, holders of such Series B Shares and/or Series C Shares and/or Series D Shares would receive (with respect to the Series B Shares and/or Series C Shares on an as-converted basis), in the aggregate, an amount greater than the amount that would be distributed to holders of such Series B Shares and/or Series C Shares and/or Series D Shares in accordance with article 83.1. If any of the Series B Shares and/or Series C Shares and/or Series D Shares are converted to Series A Shares or are treated as if they had been converted into Series A Shares pursuant to this article, then holders of such Series B Shares and/or Series C Shares and/or Series D Shares shall be entitled to receive a rateable distribution of the entire assets and funds of the Company legally available therefor on such an as-converted basis and shall not be entitled to receive any distributions pursuant to article 83.1 that would otherwise be made to holders of Series B Shares and/or Series C Shares and/or Series D Shares.

CAPITALISATION OF PROFITS

84	Authority to capitalise and appropriation of capitalised sums

84.1	Subject to the articles, the directors may, if they are so authorised by an ordinary resolution:

(a)

decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(b)

appropriate any sum which they so decide to capitalise (a capitalised sum) to the persons who would have been entitled to it if it were distributed by way of dividend (the persons entitled) and in the same proportions.

84.2	Capitalised sums must be applied:

(a)	on behalf of the persons entitled, and

(b)	in the same proportions as a dividend would have been distributed to them.

84.3

Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

84.4	A capitalised sum which was appropriated from profits available for distribution may be applied:

(a)	in or towards paying up any amounts unpaid on existing shares held by the persons entitled, or

(b)	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

84.5	Subject to the articles the directors may:

(a)	apply capitalised sums in accordance with the articles and partly in one way and partly in another;

(b)

make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this article (including the issuing of fractional certificates or the making of cash payments); and

(c)

authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this article.

PART 5

MISCELLANEOUS PROVISIONS

COMMUNICATIONS

85	Means of communication to be used

85.1

Subject to the articles, anything sent or supplied by or to the Company under the articles may be sent or supplied in any way in which the Companies Act 2006 provides for documents or information which are authorised or required by any provision of that Companies Act to be sent or supplied by or to the Company.

85.2

Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

85.3

A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

86	Failure to notify contact details

86.1	If:

(a)	the Company sends two consecutive documents to a member over a period of at least 12 months, and

(b)	each of those documents is returned undelivered, or the Company receives notification that it has not been delivered, that member ceases to be entitled to receive notices from the Company.

86.2	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

(a)	a new address to be recorded in the register of members, or

(b)

if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

87	Company seals

87.1	Any common seal may only be used by the authority of the directors.

87.2	The directors may decide by what means and in what form any common seal or Securities Seal is to be used.

87.3

Unless otherwise decided by the directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

87.4	For the purposes of this article, an authorised person is:

(a)	any director of the Company;

(b)	the Company secretary; or

(c)	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

87.5

If the Company has an official seal for use abroad, it may only be affixed to a document if its use on that document, or documents of a class to which it belongs, has been authorised by a decision of the directors.

87.6	If the Company has a Securities Seal, it may only be affixed to securities by the Company secretary or a person authorised to apply it to securities by the Company secretary.

87.7

For the purposes of the articles, references to the Securities Seal being affixed to any document include the reproduction of the image of that seal on or in a document by any mechanical or electronic means which has been approved by the directors in relation to that document or documents of a class to which it belongs.

88	Destruction of documents

88.1	The Company is entitled to destroy:

(a)

all instruments of transfer of shares which have been registered, and all other documents on the basis of which any entries are made in the register of members, from six years after the date of registration;

(b)	all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address, from two years after they have been recorded;

(c)	all share certificates which have been cancelled from one year after the date of the cancellation;

(d)	all paid dividend warrants and cheques from one year after the date of actual payment; and

(e)	all proxy notices from one year after the end of the meeting to which the proxy notice relates.

88.2

If the Company destroys a document in good faith, in accordance with the articles, and without notice of any claim to which that document may be relevant, it is conclusively presumed in favour of the Company that:

(a)	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

(b)	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

(c)	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

(d)	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

88.3	This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so.

88.4	In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

89	No right to inspect accounts and other records

89.1

Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a member.

89.2

In respect of each financial year, a copy of the Company’s annual accounts, the strategic report, the Directors’ report, the Directors’ remuneration report, the auditor’s report on those accounts and on the auditable part of the Directors’ remuneration report shall be sent or supplied to:

(a)	Every member (whether or not entitled to receive notices of general meetings);

(b)	Every holder of debentures (whether or not entitled to receive notice of general meetings);

(c)	Every other person who is entitled to receive notice of general meetings;

not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Companies Acts.

90	Provision for employees on cessation of business

The directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that Subsidiary.

DIRECTORS’ INDEMNITY AND INSURANCE

91	Indemnity

91.1	Subject to article 91.2, a relevant director of the Company or an associated company may be indemnified out of the Company’s assets against:

(a)	any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to the Company or an associated company,

(b)

any liability incurred by that director in connection with the activities of the Company or an associated company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Companies Act 2006),

(c)	any other liability incurred by that director as an officer of the Company or an associated company.

91.2	This article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

91.3	In this article:

(a)	companies are associated if one is a Subsidiary of the other or both are subsidiaries of the same body corporate, and

(b)	a relevant director means any director or former director of the Company or an associated company.

92	Insurance

92.1	The directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant director in respect of any relevant loss.

92.2	In this article:

(a)	a relevant director means any director or former director of the Company or an associated company,

(b)	a relevant loss means any loss or liability which has been or may be incurred by a relevant director in connection with that director’s duties or powers in relation to the

Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company, and

(c)	companies are associated if one is a Subsidiary of the other or both are subsidiaries of the same body corporate.